Animal Health International reports death of Robert Oelkers and names Temporary Chairman of the Audit Committee

WESTLAKE, TX, January 10, 2007 - It is with a profound sense of loss that Animal Health International, Inc. (Nasdaq: AHII) reports that Mr. Robert Oelkers, a director of Animal Health International, died unexpectedly on Monday, January 7, 2007.

Jim Robison, chairman and chief executive officer of Animal Health International issued the following statement:

"We are saddened to report the loss of Bob Oelkers, who passed away Monday morning. Although we only had the opportunity to work with Bob for a short time, we greatly appreciated the thoughtful and professional manner with which he carried himself. Our thoughts and prayers are with Bob's wife, Stephanie, and his family. Our deepest sympathies go out to them."

Mr. Oelkers served as an independent member of the Board of Directors, as well as the chairman of the audit committee of Animal Health International. Mr. Oelkers also sat on the Board of Directors of Dynegy, Inc., and was the former Vice President and Comptroller of Texaco Inc. and President of Texaco International Trader Inc. He served in leadership roles with several organizations, including the Board of Trustees of Pace University in New York and was a member of the Financial Accounting Standards Board's Advisory Committee. Animal Health International expects Mr. Ronald Steinhart to serve as chairman of the audit committee until further notice.

About Animal Health International, Inc.:

Animal Health International, Inc., through its wholly owned subsidiaries is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 62,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

SOURCE:

Animal Health International, Inc.

January 10, 2008

CONTACT:

Animal Health International, Inc.

Damian Olthoff

817-859-3000